Exhibit 99.7

Conformed Copy of Execution Version

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

among

Shamir Optica Holdings, A.C.S.

Kibbutz Shamir, A.C.S.

and

Essilor International S.A.

Dated as of October 15, 2010

-i-

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

9.10	Severability	25

9.11	Third-Party Beneficiaries	26

9.12	Waiver	26

9.13	Specific Enforcement	26

-iii-

List of Exhibits

Exhibit	Title
A	Legal Opinion

List of Schedules

Schedule 1	Certain Indemnifiable Matters

Kibbutz Disclosure Schedule

Section 1.1	List of Knowledge Persons
Section 3.3	Shamir Holding: Share Capital
Section 3.5	Defaults and Conflicts
Section 3.6	No Liabilities, Assets and Operations

Purchaser Disclosure Schedule

Section 4.3	Purchaser Approvals

THIS SHARE PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of October 15, 2010 among Shamir Optica Holdings, A.C.S., an Israeli agricultural cooperative society (“Shamir Holding”), Kibbutz Shamir, A.C.S., an Israeli agricultural cooperative society (the “Kibbutz”), and Essilor International S.A., a French société anonyme (the “Purchaser”).

RECITALS

WHEREAS, Shamir Optical Industry Ltd., an Israeli company (the “Company”) has entered into the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with the Purchaser and Shamrock Acquisition Sub Ltd., an Israeli company and a direct or indirect wholly-owned subsidiary of the Purchaser (“Merger Sub”), pursuant to which Merger Sub will, on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Company (the “Merger”);

WHEREAS, the Kibbutz currently owns 550,000 ordinary shares par value NIS 0.01 per share of the Company (the “Company Shares”), corresponding to approximately 3.1% of all outstanding Company Shares, and Shamir Holding currently owns 10,049,958 Company Shares, corresponding to approximately 56.2% of all outstanding Company Shares;

WHEREAS, as a result of a shareholder’s loan granted to Shamir Holding by the Kibbbutz, Shamir Holding currently owes the Kibbutz a total amount of approximately $30,000,000 (the “Receivable”);

WHEREAS, subsequent to the date hereof but prior to the Closing of the Merger, Shamir Holding will convert from an Israeli agricultural cooperative society into a limited liability company with authorized share capital of 100,000 ordinary shares, nominal value NIS 0.01 each (“Shamir Holding Shares”), of which 50,000 Shamir Holding Shares shall be issued to and held by the Kibbutz;

WHEREAS, the parties anticipate that at the time of the Closing of the Merger and in connection therewith, there will be 17,867,322 Company Shares issued and outstanding, and the calculations set forth in this Agreement are based on that assumption (the “Assumption”);

WHEREAS, subject to, and simultaneously with the occurrence of, the Merger, on the terms and subject to the conditions set forth herein, the Kibbutz desires to sell to the Purchaser, and the Purchaser desires to purchase and acquire from the Kibbutz, all Company Shares currently held by the Kibbutz (the “Kibbutz Shares”), at a per Ordinary Share price of $14.50, constituting an aggregate cash consideration of $7,975,000, (such sale and purchase, the “Kibbutz Share Sale”);

WHEREAS, subject to, and immediately following the occurrence of, the Merger and the Kibbutz Share Sale, on the terms and subject to the conditions set forth herein, the Purchaser desires to subscribe for and acquire, and Shamir Holding desires to issue and sell to the Purchaser, 6,249 new ordinary shares of Shamir Holding, at a per ordinary share price of $2,590.76, constituting an aggregate cash consideration of approximately $16,186,307 (the “First

Shamir Holding Subscription”), corresponding to the number of Shamir Holding Shares that would result in the Purchaser beneficially owning 50% of all outstanding Company Shares immediately following the occurrence of the Merger, the Kibbutz Share Sale and the First Shamir Holding Subscription;

WHEREAS, subject to, and immediately following the occurrence of, the Merger, the Kibbutz Share Sale, and the First Shamir Holding Subscription, on the terms and subject to the conditions set forth herein, the Purchaser desires to subscribe for and acquire, and Shamir Holding desires to issue and sell to the Purchaser, 43,752 new Shamir Holding Shares, in exchange for in-kind consideration of all of the Company Shares then held directly by the Purchaser (the “Contributed Company Shares”) (the “Second Shamir Holding Subscription”);

WHEREAS, following the Kibbutz Share Sale and the First Shamir Subscription, Shamir Holding shall fully repay the Receivable due to the Kibbutz; and

WHEREAS, following the Kibbutz Share Sale, the First Shamir Subscription and the Second Shamir Holding Subscription, Shamir Holding shall beneficially own 100% of the Company Shares, and the Purchaser shall beneficially own 50% of the Shamir Holding Shares, and the Kibbutz shall beneficially own 50% of the Shamir Holding Shares.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. Terms used in this Agreement with initial capital letters and not defined in this Agreement will have the respective meanings set forth in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement and the Merger Agreement, the following terms shall have the meanings set forth below:

“Company Shares” means the ordinary shares, nominal value NIS 0.01 per share, of the Company, and any other Share Capital issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Escrow Amount” means 10% of the aggregate of the Purchase Price and the Subscription Amount, plus any interest or investment earnings thereon pursuant to the Escrow Agreement.

“Knowledge” (or words of similar import) means (i) with respect to the Kibbutz and Shamir Holding, the actual knowledge of the Persons listed on Section 1.1 of the Kibbutz Disclosure Schedule, (ii) with respect to the Purchaser, the actual knowledge of the Purchaser’s executive management listed on Section 1.1 of the Purchaser Disclosure Schedule, in each case of clause (i) and (ii), after due inquiry of such Persons and any Persons reporting to such Persons.

“Transaction Documents” means each of (i) this Agreement, (ii) the Shareholders Agreement, (iii) the Merger Agreement, (iv) the Amended Lease Agreements, (v) the Commercial Agreements, (vi) the R&D Cooperation Agreement, (vii) the Services Agreement and (viii) the Manpower Agreement.

1.2 Terms Defined Elsewhere in this Agreement. The following terms, as used in this Agreement, will have the respective meanings set forth in the following sections of this Agreement:

Term	Section

$1.3(e)
Agreement	Preamble
Claim	7.6
Claim Notice	7.6
Closing	2.5
Closing Payment	2.2
commercially reasonable efforts	5.1
Company	Recitals
Contemplated Transactions	6.1(b)
Contract	3.5
Contributed Company Shares	Recitals
Direct Claim	7.6
Dividend Payments	7.5
dollars	1.3(e)
Escrow Account	2.2
Escrow Agent	2.2
Escrow Amount	1.1
Exhibits	1.3(d)
Expiration Date	7.1(a)
Eyal Lease Agreement	1.1
Final Maximum Liability Amount	7.1(b)(ii)
First Shamir Holding Subscription	Recitals
Initial Maximum Liability Amount	7.1(b)(ii)
Kibbutz	Preamble
Kibbutz Disclosure Schedule	3
Kibbutz Material Adverse Effect	3.1(a)
Kibbutz Share Sale	Recitals
Kibbutz Shares	Recitals
Knowledge	1.1
Loss	7.2(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals

NIS	1.3(e)
Order	3.5
Company Shares	Recitals
Purchase Price	2.2
Purchaser	Preamble
Purchaser Approvals	4.3
Purchaser Disclosure Schedule	4
Purchaser Indemnified Parties	7.2(a)
Purchaser Material Adverse Effect	4.1
Qualified Withholding Certificate	5.2
Receivable	Recitals
Schedules	1.3(d)
Second Shamir Holding Subscription	Recitals
Sections	1.3(d)
Shamir Holding	Preamble
Shamir Holding Shares	3.3(b)
Specific Indemnifiable Matters	7.2(a)(iv)
Subscription Amount	2.3
Third Party Claim	7.6
Threshold	7.2(b)(i)
Transaction Documents	1.1
Unresolved Claims	7.4

1.3 Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Schedules and Exhibits are incorporated into, and made a part of, this Agreement.

(e) References to “$” and “dollars” are to U.S. dollars and references to “NIS” are to New Israeli Shekels.

(f) No summary of this Agreement or summary of any Exhibit attached hereto or Schedule attached hereto or delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Exhibit or Schedule respectively.

ARTICLE II

PURCHASE AND SALE OF SHARES, SUBSCRIPTIONS TO SHAMIR HOLDING

2.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, on the Closing Date, the Kibbutz shall sell and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Kibbutz, the Kibbutz Shares.

2.2 Purchase Price. On the terms and subject to the conditions set forth herein, the aggregate cash consideration to be paid to the Kibbutz by the Purchaser for the Kibbutz Shares shall be $7,975,000 (the “Purchase Price”). The Purchase Price shall be paid in U.S. dollars. At the Closing, the Purchase Price less the portion of the Escrow Amount applicable to the Purchase Price (the “Closing Payment”) will be paid by wire transfer of immediately available funds to the Kibbutz’s account designated in writing by the Kibbutz to the Purchaser no less than five (5) Business Days before the Closing. Pursuant to an escrow agreement to be entered into as soon as practicable after the date of this Agreement among Shamir Holding, the Purchaser and an escrow agent to be mutually agreed (the “Escrow Agent”), the Purchaser will deposit at the Closing the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds into a separate interest bearing account (the “Escrow Account”).

2.3 First Shamir Holding Subscription. On the terms and subject to the conditions set forth herein, on the Closing Date, the Purchaser shall subscribe for and acquire, and Shamir Holding shall issue and sell to the Purchaser, 6,249 new Shamir Holding Shares at a price per share of $2,590.76, in exchange for an aggregate cash consideration of $16,186,307 (such aggregate cash consideration, the “Subscription Amount”).

2.4 Second Shamir Holding Subscription. On the terms and subject to the conditions set forth herein, on the Closing Date, the Purchaser shall subscribe for and acquire, and Shamir Holding shall issue and sell to the Purchaser, 43,752 new Shamir Holding Shares, in exchange for the transfer and sale to Shamir Holding of the Contributed Company Shares, which shall constitute the aggregate consideration for such new Shamir Holding Shares.

2.5 Agreed Result; Adjustment. Following the Kibbutz Share Sale, the First Shamir Holding Subscription and the Second Shamir Holding Subscription, it is contemplated that: (x) Shamir Holding shall own 100% of the Company Shares, (y) the Purchaser shall own 50% of the Shamir Holding Shares, and (z) the Kibbutz shall own 50% of the Shamir Holding Shares. The parties agree that if the number of outstanding Company Shares upon the Closing of the Merger differs from the Assumption, the parties shall modify the terms of this Agreement in order to ensure that for the results of the transactions contemplated by this Agreement shall be as set forth in the first sentence of this Section 2.5, and that the amount payable by the Purchaser under this Agreement shall not be increased.

2.6 Closing Date. The closing of the purchase and sale of the Shares, the First Shamir Holding Subscription and the Second Shamir Holding Subscription (the “Closing”) shall take place at the offices of Yigal Arnon & Co., One Azrieli Center, Tel Aviv, Israel, at 10:00 a.m., local time, on the Closing Date.

2.7 Proceedings at the Closing. All actions to be taken and all documents to be executed and delivered by Shamir Holding and the Kibbutz in connection with the purchase and sale of the Kibbutz Shares and the purchase and issuance of Shamir Holding Shares shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. All actions to be taken and all documents to be executed and delivered by the Purchaser in connection with the purchase and sale of the Kibbutz Shares and the purchase and issuance of Shamir Holding Shares shall be reasonably satisfactory in form and substance to Shamir Holding, the Kibbutz and its counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered. At the Closing, (i) Shamir Holding and the Kibbutz shall deliver to the Purchaser the items described in Section 6.2 and (ii) the Purchaser shall deliver to Shamir Holding and the Kibbutz the items described in Section 6.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE KIBBUTZ

Except as disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by the Kibbutz to Purchaser prior to the execution of this Agreement (the “Kibbutz Disclosure Schedule”), the Kibbutz represents and warrants to the Purchaser and Merger Sub as of the date hereof as follows:

3.1 Qualification; Organization.

(a) The Kibbutz is an Israeli agricultural cooperative duly organized and validly existing under the Laws of Israel and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Kibbutz is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not reasonably be expected to prevent or materially delay or materially impair the ability of the Kibbutz to consummate the transactions contemplated by this Agreement and the other Transactions as they relate to the Kibbutz (a “Kibbutz Material Adverse Effect”). The Kibbutz has made available to the Purchaser prior to the date of this Agreement a true and complete copy of the Kibbutz’s organizational documents, each as amended through the date of this Agreement. Such organizational documents are in full force and effect. The Kibbutz is not in violation in any material respect of the provisions of its organizational documents.

(b) As of the date of this Agreement, Shamir Holding is an Israeli agricultural cooperative, duly incorporated on September 27, 2000, and validly existing under the Laws of Israel (hereinafter, Shamir Holding, existing solely as an Israeli agricultural cooperative, “Shamir Holding AC”). The Kibbutz has made available to the Purchaser prior to the date of this Agreement a true and complete copy of Shamir Holding AC’s organizational documents, each as amended through the date of this Agreement. Such organizational documents are in full force and effect. Shamir Holding AC has all requisite corporate or similar power and authority to own its assets, which consist solely and exclusively of holdings in the Company, and Shamir Holding AC is not in violation in any respect of the provisions of its organizational documents. Shamir Holding does not carry on any business.

(c) As of the Closing, Shamir Holding shall be an Israeli company duly organized and validly existing under the Laws of Israel and shall have all requisite corporate or similar power and authority to own its assets, which consist solely and exclusively of holdings in the Company.

3.2 Authority.

(a) The Kibbutz has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the other Transactions as they relate to the Kibbutz. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the other Transactions as they relate to the Kibbutz have been duly and validly authorized by the General Meeting of the Kibbutz, and no other corporate or other proceedings on the part of the Kibbutz are necessary to authorize this Agreement and to consummate the transactions contemplated hereby and the other Transactions as they relate to the Kibbutz. The General Meeting of the Kibbutz has approved this Agreement. Each of this Agreement, the Shareholders Agreement and the Support Agreement has been duly and validly executed and delivered by the Kibbutz, and assuming each of this Agreement, the Shareholders Agreement and the Support Agreement constitutes the valid and binding agreement of the Purchaser, this Agreement and the Shareholders’ Agreement constitutes the valid and binding agreement of the Kibbutz, enforceable against the Kibbutz in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(b) Shamir Holding has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the other Transactions as they relate to Shamir Holding. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the other Transactions as they relate to Shamir Holding have been duly and validly authorized by the Board of Directors of Shamir Holding, and no other corporate or other proceedings on the part of Shamir Holding are necessary to authorize this Agreement and to consummate the transactions contemplated hereby and the other Transactions as they relate to Shamir Holding. The Board of Directors of Shamir Holding has unanimously approved this Agreement. Each of this Agreement, the Shareholders

Agreement and the Support Agreement has been duly and validly executed and delivered by Shamir Holding, and assuming each of this Agreement, the Shareholders Agreement and the Support Agreement constitutes the valid and binding agreement of the Purchaser, each of this Agreement, the Shareholders’ Agreement and the Support Agreement constitutes the valid and binding agreement of Shamir Holding, enforceable against Shamir Holding in accordance with its terms.

3.3 Shamir Holding; Share Capital.

(a) Section 3.3 of the Kibbutz Disclosure Schedule accurately sets forth the corporate name, date and place of formation of Shamir Holding AC.

(b) The authorized share capital of Shamir Holding as of the Closing Date shall consist of 100,000 ordinary shares, NIS 0.01 nominal value each (the “Shamir Holding Shares”), and shall not consist of any preference shares. Section 3.3 of the Kibbutz Disclosure Schedule sets forth the dates of issuances, the subscription amounts and the record holders of the Shamir Holding Shares since the date of Shamir Holding’s formation. As of the Closing Date, all of Shamir Holding Shares shall be duly authorized, validly issued, fully paid and nonassessable and shall be owned directly by the Kibbutz free and clear of any Liens, and none of such Shamir Holding Shares shall have been issued in violation of or subject to any preemptive or similar rights, purchase option, call right or right of first refusal.

(c) The Kibbutz (a) holds and has good and valid title to the Kibbutz Shares to be purchased by Purchaser from the Kibbutz in the Kibbutz Share Sale, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements (except for any such Liens or proxies arising hereunder or under the Shareholders Agreement), and (b) is the record owner thereof. Upon delivery to Purchaser at the Closing of certificates representing such Kibbutz Shares, accompanied by a duly executed share transfer deed for transfer to Purchaser, and upon the receipt by the Kibbutz of the Purchase Price less the Escrow Amount at Closing, good and valid title to such Kibbutz Shares will pass to Purchaser, free and clear of any Liens, and such Kibbutz Shares are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Kibbutz Shares.

(d) There are no outstanding options, warrants, calls, stock appreciation rights or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any equity interests of, Shamir Holding, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of Shamir Holding. As of the Closing Date, all the outstanding Shamir Holding Shares are (i) issued and granted in compliance in all material respects with all applicable securities and other applicable Laws and (ii) duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any preemptive or similar rights, purchase option, call right, right of first refusal or similar rights.

(e) The Shamir Holding Shares that are being purchased by the Purchaser in the First Shamir Holding Subscription and the Second Shamir Holding Subscription, when issued and, sold in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and non-assessable, will not give rise to the issuance of any shares under any pre-emptive rights and will be free and clear of all Liens, other than restrictions on transfer under the Shareholders Agreement, and shall be duly registered in the name of the Purchaser in Shamir Holding’s shareholder register.

(f) The Purchaser will own: (i) upon consummation of the Kibbutz Share Sale, 550,000 Company Shares corresponding to approximately 3.1% of all outstanding Company Shares; (ii) upon consummation of the First Subscription, 6,249 Shamir Holding Shares, corresponding to approximately 11.1% of all Shamir Holding Shares then outstanding; and (iii) upon consummation of the Second Subscription, 50,000 Shamir Holding Shares, corresponding to 50% of all Shamir Holding Shares then outstanding. Shamir Holding will own: (i) immediately prior to the First Subscription 10,049,958 Company Shares, corresponding to approximately 56.2% of all Company Shares then outstanding; and (ii) upon consummation of the Second Subscription, 100% of all Company Shares then outstanding.

(g) Except as set forth in the Shareholders Agreement, neither the Kibbutz nor any third party is contractually obligated or entitled to purchase, redeem or otherwise acquire any Shamir Holding securities, or any voting or equity securities or interests of Shamir Holding, and there are no outstanding voting trust, proxy, shareholder or other agreement to which the Kibbutz or any third is a party or is bound with respect to the voting, transfer or registration rights of Shamir Holding’s share capital or other voting securities of Shamir Holding, or with respect to the transfer or registration rights of the Company’s share capital or other voting securities of the Company.

3.4 Consents and Approvals. No material authorization, consent, clearance or approval of, or filing or notification with, any Governmental Authority is necessary, under any Law applicable to the Kibbutz or Shamir Holding or any of their properties or assets, for the execution and delivery of this Agreement, the Shareholders Agreement and the Support Agreement by the Kibbutz and the consummation by it of the transactions contemplated hereby and the other Transactions as they relate to the Kibbutz or Shamir Holding (apart from filings required in connection with the Merger Agreement).

3.5 Absence of Defaults, Conflicts, Etc. Except as set forth in Section 3.5 of the Kibbutz Disclosure Schedule, the execution and delivery by the Kibbutz and Shamir Holding of this Agreement, the Shareholders Agreement and the Support Agreement do not, and the consummation of the transactions contemplated hereby and the other Transactions as they relate to the Kibbutz and Shamir Holding, and compliance with the provisions hereof and thereof, will not, (i) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, termination, cancellation or acceleration of any obligation under, any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right, license, arrangement or other obligation (whether written or oral) (each, a “Contract”) to which the Kibbutz, Shamir Holding or any of their Subsidiaries (other than the Company) is a party or by which the Kibbutz, Shamir Holding or any of their Subsidiaries (other than the Company) is bound or result in the creation of any Lien upon any of the properties or assets of the Kibbutz, Shamir Holding or any of their Subsidiaries (other than the Company), (ii) conflict with or result in any violation in any respect of any provision of the Articles of Association or other equivalent organizational document, in each case as amended, of the Kibbutz, Shamir Holding or any of their Subsidiaries

(other than the Company) or (iii) conflict with or violate in any material way any Laws applicable to the Kibbutz, Shamir Holding or any of their Subsidiaries (other than the Company) or any of their respective properties or assets or any order, injunction, decree or judgment (each, an “Order”) applicable to the Kibbutz, Shamir Holding or any of their Subsidiaries (other than the Company).

3.6 No Liabilities; Assets and Operations. Except for Shamir Holding’s obligations to perform this Agreement and the Shareholders Agreement after the Closing, and except for the Receivable, which shall be settled in full at the Closing (along with associated tax liabilities (if any) in connection with the settlement), Shamir Holding has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. As of the date hereof and as of the Closing Date, Shamir Holdings has no operations of any kind, no employees and no assets whatsoever apart from holding Company Shares.

3.7 Litigation. There are no actions, suits, claims, arbitrations or proceedings pending (or, to the Kibbutz’s Knowledge, threatened) against or affecting the Kibbutz, Shamir Holding or their Subsidiaries (excluding the Company), or any of their respective properties, officers or directors, or, to the Kibbutz’s Knowledge, for which the Kibbutz, Shamir Holding or any of their Subsidiaries is required to indemnify a third party at Law or in equity, and there are no orders, judgments or decrees of or before any Governmental Authority, in each case, which would have a Kibbutz Material Adverse Effect.

3.8 Certain Costs and Expenses. All costs and expenses incurred or expected to be incurred by Shamir Holding in connection with the negotiation, execution, delivery and performance of this Agreement, the Shareholders Agreement, the Support Agreement and the other Transactions (if any), and incurred by the Company (if any) in connection with the negotiation, execution and delivery of this Agreement, the Shareholders Agreement, the Support Agreements shall have been fully settled as of the Closing Date. Neither Shamir Holding nor the Company has paid or will pay any costs and expenses of the Kibbutz in relation to any of this Agreement, the Merger Agreement, the Support Agreement or the Transactions.

3.9 Finders or Brokers; Company Expenses. Except for Oppenheimer & Co. Inc., neither the Kibbutz nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

3.10 Leased Factory Premises. With respect to the property subleased by the Company that is located in Kibbutz Shamir (the “Leased Factory Premises”):

(a) The Company has valid subleasehold title to the Leased Factory Premises pursuant to a sublease with the Kibbutz (the “Factory Sublease”) and the Kibbutz, as sub-lessor of the Leased Factory Premises, has valid leasehold title to the entirety of the Leased Factory Premises pursuant to a lease with the Israel Lands Administration (the “Factory Lease”), in each case, free and clear of all Liens other than Permitted Liens. There is a route for unfettered access to the Leased Factory Premises, at all times, to pedestrians and vehicles.

(b) Actual use by the Company of the Leased Factory Premises is permitted pursuant to the terms of the Factory Sublease and both are permitted under the terms of the Factory Lease, under the zoning plan that applies to the Leased Factory Premises and under the building permits applicable to the Leased Factory Premises. The entirety of the Leased Factory Premises complex was constructed in accordance with lawfully issued building permits, and valid and proper certificates of completion were issued with respect to the entirety of the Leased Factory Premises complex, to the extent so required by law.

(c) The buildings constructed on the Leased Factory Premises were constructed in accordance with applicable building standards and law as at the time of their respective construction and the Company is not aware of any latent defects in any of the buildings constructed on the Leased Factory Premises.

(d) The buildings constructed on the Leased Factory Premises were not constructed using the “Pal-Kal” construction method and do not contain asbestos or silica.

3.11 Disclaimer of Other Representations and Warranties. The Kibbutz makes no representations or warranties, express or implied, of any nature whatsoever relating to the Kibbutz or Shamir Holding or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by the Purchaser to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), the Purchaser represents and warrants to the Kibbutz and Shamir Holding as of the date hereof as follows:

4.1 Qualification; Organization. The Purchaser is a legal entity duly organized and validly existing under the Laws of France and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Purchaser is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not reasonably be expected to prevent or materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transactions as they relate to Purchaser (a “Purchaser Material Adverse Effect”). The Purchaser has made available to the Kibbutz and Shamir Holding prior to the date of this Agreement a true and complete copy of the Purchaser’s organizational documents, each as amended through the date of this Agreement. Such organizational documents are in full force and effect. The Purchaser is not in violation in any material respect of the provisions of its organizational documents.

4.2 Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the

Transactions as they relate to Purchaser. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the Transactions as they relate to Purchaser have been duly and validly authorized by the Boards of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or the Transactions as they relate to Purchaser. This Agreement and the Shareholders Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement, the Shareholders Agreement and the Support Agreement constitute the valid and binding agreement of each of the Kibbutz, Shamir Holding, and the Company, this Agreement, the Shareholders Agreement and the Support Agreement constitute the valid and binding agreements of the Purchaser enforceable against the Purchaser, each of its Subsidiaries (where applicable) and Merger Sub in accordance with its and their terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

4.3 No Violation. Other than in connection with or in compliance with (i) the provisions of the Israeli Companies Law, (ii) the Exchange Act, (iii) the applicable Regulatory Laws in the jurisdictions in which the Company or the Purchaser do business, and (iv) the approvals set forth on Section 4.3 of the Purchaser Disclosure Schedule (collectively, the “Purchaser Approvals”), no authorization, consent, clearance or approval of, or filing or notification with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Purchaser and Merger Sub and the consummation by the Purchaser or Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have a the Purchaser Material Adverse Effect. Neither the Purchaser nor any of its Subsidiaries beneficially own Company Shares.

(a) The execution and delivery by the Purchaser and Merger Sub of this Agreement and the Ancillary Agreements (where applicable) do not, and the consummation of the Merger and the Transactions and compliance with the provisions hereof and thereof will not (i) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, termination, cancellation or acceleration of any obligation under, any Contract to which Purchaser or any of its Subsidiaries (where applicable) or Merger Sub is a party or by which the Purchaser or any of its Subsidiaries (where applicable) or Merger Sub is bound or result in the creation of any Lien upon any of the properties or assets of the Purchaser or any of its Subsidiaries (where applicable) or Merger Sub, (ii) conflict with or result in any violation of any provision of organizational documents of the Merger Sub, (iii) conflict with or result in any violation of any provision of organizational documents of the Purchaser, or (iv) conflict with or violate any Laws applicable to the Purchaser, any of its Subsidiaries (where applicable) or Merger Sub or any of its respective properties or assets or any Order applicable to the Purchaser or any of its Subsidiaries (where applicable) or Merger Sub in existence as of the date of this Agreement, other than, in the case of clauses (i) and (iii) and (iv), any such violation or conflict that would not have or be reasonably expected to have a Purchaser Material Adverse Effect.

4.4 Litigation. There are no actions, suits, claims, arbitrations or proceedings pending (or, to the Purchaser’s Knowledge, threatened) against or affecting the Purchaser or its Subsidiaries, or any of their respective properties, officers or directors, or, to the Knowledge of the Purchaser, for which the Purchaser or any of its Subsidiaries is required to indemnify a third party at Law or in equity, and there are no orders, judgments or decrees of or before any Governmental Authority, in each case, which would have a the Purchaser Material Adverse Effect.

4.5 Adequacy of Funds. The Purchaser will have at the Closing, adequate cash on hand to satisfy its and Merger Sub’s monetary and other obligations under this Agreement without recourse to outside financing.

4.6 Finders or Brokers. Except for Perella Weinberg Partners, neither the Purchaser nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Merger or the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

4.7 Disclaimer of Other Representations and Warranties; Disclosure. The Purchaser makes no representations or warranties, express or implied, of any nature whatsoever relating to the Purchaser, other than those representations and warranties expressly set forth in this Article IV.

ARTICLE V

COVENANTS

5.1 All Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions in this Agreement and the Merger Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, as promptly as practicable, all things necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. At and from time to time after the Closing, at the request of any party hereto, the other parties shall execute and deliver such additional certificates, instruments and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement. For the avoidance of doubt, if the Merger does not occur, neither party shall be obligated to effect the transactions contemplated by this Agreement, and if the Merger shall have occurred, the Closing of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously with the occurrence of the Merger. For the purposes of this Agreement, “commercially reasonable efforts” shall mean carrying out of obligations or tasks by a Party using reasonable, diligent and good faith efforts, consistent with commonly accepted commercial practice, to accomplish a given objective, consistent with the efforts that would be used by a reasonable person in the same circumstances.

5.2 Tax Withholding. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to the Kibbutz and Shamir Holding pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the provisions of Israeli Tax Law, provided that no withholding or reduced withholding under the Israeli Code will be made from any consideration payable hereunder to the Kibbutz and Shamir Holding to the extent that either the Kibbutz or Shamir Holding, as applicable, has provided the Purchaser with an appropriate and applicable exemption or confirmation of no withholding or a reduced withholding rate issued by the Israel Tax Authority (a “Qualified Withholding Certificate”). To the extent that such amounts are so deducted and withheld, the Purchaser shall provide the Kibbutz or Shamir Holding, as the case may be, a written notice, as may be required by any applicable law, stating the amounts so deducted or withheld and shall cause such amounts to be paid to the proper taxing authorities in accordance with applicable laws not earlier than three (3) Business Days prior to the last day on which such payment is required, provided, however, that the Purchaser shall release any such withheld or deducted amounts (or such applicable portion thereof) to the Kibbutz or Shamir Holding, as the case may be, when and to the extent that the Purchaser has received a Qualified Withholding Certificate at least three (3) Business Days prior to the last day on which the amounts so withheld or deducted must be paid to the applicable Israeli Tax authority

5.3 Certain Expenses. The Kibbutz shall pay all costs and expenses of Shamir Holding in connection with the negotiation, execution, delivery and performance of this Agreement and the Transactions, and incurred by the Company in connection with the negotiation, execution and delivery of this Agreement, the Shareholders Agreement and the Support Agreements that are not set forth on Section 3.8 of the Kibbutz Disclosure Schedule or that are not fully settled at Closing.

5.4 Repayment of Receivable. At the Closing, Shamir Holding shall fully repay the Receivable, following which the Receivable (and liabilities associated with the settling of the Receivable, if any) shall be fully and definitively extinguished.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the Closing is subject to the satisfaction or each party’s waiver at or prior to the Closing of the following condition:

(a) Merger Agreement. The Merger and the other transactions contemplated by the Merger Agreement shall occur simultaneously with the Closing of the transactions contemplated by this Agreement.

(b) Contemplated Transactions. Each of (i) the purchase and sale of the Shares, (ii) the First Shamir Holding Subscription and (iii) the Second Shamir Holding Subscription (the “Contemplated Transactions”) shall occur and be consummated simultaneously (for the purposes of clarity, no obligation to consummate any one Contemplated Transaction shall arise unless and until all Contemplated Transactions shall have occurred and be deemed to be consummated simultaneously).

6.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction or the Purchaser’s waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Except as set forth in the next sentence, the representations and warranties of the Kibbutz set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period). The representations and warranties of the Kibbutz set forth in Sections 3.3 (Shamir Holding; Share Capital) shall be true and correct in all respects at and as of the Closing Date.

(b) Performance of Covenants. Each of Shamir Holding and the Kibbutz shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

(c) Officer’s Certificate. Each of Shamir Holding and the Kibbutz shall have furnished to the Purchaser a certificate dated on the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.2(a) and (b) have been satisfied.

(d) Settlement of all Shamir Holding Liabilities; No Activities. Shamir Holding shall have (i) repaid the Receivable in accordance with Section 5.4, and all other liabilities and obligations of Shamir Holding of any nature, whether or not accrued, contingent or otherwise, shall have been fully paid, settled and definitively extinguished, except for Shamir Holding’s obligations to perform this Agreement, the Shareholders Agreement and the Support Agreement after the Closing, and (ii) ceased, and not have, any and all activities except for the holding of the Company Shares.

(e) Closing Deliveries. On the Closing Date, Shamir Holding and the Kibbutz shall deliver, or cause to be delivered, to the Purchaser:

(i) the documents, legal opinions, and certificates evidencing the sale of 550,000 Company Shares by Shamir Holding to the Kibbutz,

(ii) the documents, legal opinions and certificates evidencing the transformation of Shamir Holding from an Israeli agricultural cooperative company into a Israeli corporation;

(iii) one or more validly issued stock certificates, together with corresponding share transfer deed(s) made out in favor of the Purchaser, duly executed by the appropriate officers of the Kibbutz, representing the Kibbutz Shares;

(iv) a validly issued stock certificate representing the Shamir Holding Shares;

(v) an opinion of Shenhav, Konforti, Shavit & Co., counsel to the Kibbutz, dated as of the Closing, in respect of the purchase and sale of the Shares, the First Shamir Holding Subscription and the Second Shamir Holding Subscription, dated on the Closing Date, substantially in the form of Exhibit A;

(vi) a copy of the share registry of the Company, showing the Kibbutz Shares registered in the name of the Purchaser;

(vii) a copy of the share registry of Shamir Holding, showing the new ordinary shares issued in connection with the First Shamir Holding Subscription and the Second Shamir Holding Subscription, registered in the name of the Purchaser;

(viii) board approval for the First Shamir Holding Subscription and the Second Shamir Holding Subscription; and

(ix) All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of Israel or of any state that are required in connection with the lawful issuance and sale of the ordinary shares of Shamir Holding pursuant to the First Shamir Holding Subscription and the Second Shamir Holding Subscription shall be obtained and effective as of the Closing.

(f) Board of Directors. As of the Closing the directors of Shamir Holding shall be as set forth in the Shareholders Agreement. Shamir Holding shall provide the Purchaser with a copy of the executed duly completed notice on the new composition of the Board of Directors in form and substance acceptable for immediate filing with the Israeli Registrar of Companies.

(g) Indemnification Letters. The newly appointed directors of Shamir Holding shall have received duly signed customary indemnification letters from the Company.

(h) Filings. Shamir Holding shall provide the Purchaser with a copy of a duly completed and executed notice of the issuance of the Shamir Holding Shares purchased at Closing, all in form and substance acceptable for immediate filing with the Israeli Registrar of Companies.

(i) Articles of Association. The Kibbutz shall provide the Purchaser with amended Articles of Association of Shamir Holding, and of the Company, reflecting the Shareholders Agreement, and reasonably satisfactory in all respects to the Purchaser; and

(j) Other Documents. Such other documents relating to the transactions contemplated hereunder as the Purchaser or its counsel may reasonably request.

6.3 Conditions to Obligations of Shamir Holding and the Kibbutz. The obligations of each of the Shamir Holding and the Kibbutz to consummate the Closing is subject to the satisfaction or waiver by the Kibbutz at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

(b) Performance of Covenants. The Purchaser shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

(c) Officer’s Certificate. The Purchaser shall have furnished to Shamir Holding a certificate dated on the Closing Date signed on its behalf by a senior officer to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

(d) Closing Deliveries. On the Closing Date, the Purchaser shall deliver, or cause to be delivered the following:

(i) the Closing Payment and the Subscription Amount to Shamir Holding, and the Escrow Amount to the Escrow Agent in accordance with Sections 2.2 and 2.3; and

(ii) one or more validly issued stock certificates, together with corresponding share transfer deed(s) made out in favor of Shamir Holding, duly executed by the appropriate officers of the Purchaser, representing the Contributed Company Shares, in accordance with Section 2.4.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations and Warranties, Specificable Matters and Covenants.

(a) The representations and warranties of the Kibbutz, Shamir Holding and the Purchaser under this Agreement, and the representations and warranties of the Company under the Merger Agreement, shall survive for eighteen (18) months following the Closing Date (the “Expiration Date”) with the exception of the representations and warranties set forth in the following sections which will survive for the periods indicated: (i) Sections 3.3 (Shamir Holding; Share Capital) and 3.6 (No Liabilities) of this Agreement, which will survive until their respective statute of limitations, (ii) Section 4.2 (Ownership of Subsidiaries), Section 4.3(a), 4.3(b)(ii) and 4.3(c) (Share Capital), and Section 4.16 (Tax Matters) (but with respect to Israeli tax matters only) of the Merger Agreement, which will survive until their respective statute of limitations, (iii) Section 4.18 (Intellectual Property) of the Merger Agreement, which will survive for seven (7) years following the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Purchaser.

(b) The obligation to indemnify for the Specific Indemnifiable Matters shall survive for the periods of time set forth in Schedule 1.

(c) Any representation or warranty or indemnifable matter or Specific Indemnifiable Matter in respect of which indemnity may be sought under this Article VII, and the indemnity with respect thereto, will survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice (as set forth in Section 7.6) of the inaccuracy or breach, or written notice stating that there are reasonable grounds to expect that there is an inaccuracy or breach thereof, giving rise to such right or potential right of indemnity has been given to the party against whom such indemnity may be sought prior to such time.

(d) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive and remain in effect indefinitely.

7.2 Indemnification. (a) Subject to Sections 7.1 and 7.3 hereof, the Kibbutz agrees to indemnify and hold the Purchaser and its respective directors, officers, employees, Affiliates, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, judgments, damages, fines, suits, actions, costs and expenses (individually, a “Loss”) suffered directly or indirectly by such Purchaser Indemnified Party:

(i) based upon, or resulting from any breach of a representation or warranty made by the Kibbutz or Shamir Holding in this Agreement;

(ii) based upon or resulting from any breach of a representation or warranty made by the Company in the Merger Agreement;

(iii) based upon or resulting from any breach of or any failure to perform any covenant or agreement on the part of Shamir Holding or the Kibbutz under this Agreement; or

(iv) based upon or resulting from the indemnifiable matters set forth in Schedule 1 (the “Specific Indemnifiable Matters”).

(b) The Kibbutz furthermore agrees to indemnify and hold the Purchaser Indemnified Parties harmless, without any limitation in time or amount, from and against any and all Losses in respect of or related to: (i) Shamir Holding to the extent arising under or related to the time period on or before the Closing Date (including any such liability, expense, claim, suit or other obligation arising after the Closing Date but related to the time period on or before the Closing Date), or related to any operations or assets other than Shamir Holding’s shareholdings in the Company; and (ii) (A) the Lease Agreement between Shamir Optical Industries and Development A.C.S. Ltd., and the Kibbutz, dated January 1999, and the amendments thereof, dated February 9, 2005 and December 21, 2009, (B) the Lease Agreement between the Company and the Kibbutz, dated March 8, 2007, and (C) the other lease agreement(s) or arrangement(s) between the Company or its subsidiaries and the Kibbutz (the “Amended Lease Agreements”), to the extent that the Loss relates to any deficiency or default or any obligation not satisfied, filing not made, approval or consent not received or payments not made, in respect of any Governmental Authority (including the Israeli Land Authority), including any expenses incurred by the Company if deprived of the benefits of the Amended Lease Agreements.

(c) Any amounts paid to any Purchaser Indemnified Party shall, to the extent permissible under applicable law, be deemed to be a reduction in the Purchase Price.

7.3 Limitations.

(a) Except as otherwise specifically provided herein, any indemnification due to Purchaser Indemnified Parties from the Kibbutz under Section 7.2(a) shall be made (i) solely and exclusively out of the Escrow Amount, the Dividend Payments and the Offset, as described below, with no recourse to the Kibbutz other than through the Escrow Amount, the Dividend Payments and the Offset, and (ii) in accordance with the limitations set forth in sub-paragraph (b).

(b) The indemnity obligations pursuant to this Agreement shall be further limited in the following manner:

(i) Threshold Amount. No liability of the Kibbutz under Section 7.2(a)(i) or 7.2(a)(ii) shall arise, and no Purchaser Indemnified Party will be entitled to indemnification from the Kibbutz, unless and until the cumulative amount of such Losses allegedly due to it under Section 7.2(a)(i) and 7.2(ii) together exceeds $100,000 (the “Threshold”), in which event Shamir Holding shall be responsible for the aggregate amount of such Losses on a first-dollar basis (i.e., without taking account of the Threshold amount). For the purposes of determining whether the Threshold has been reached, (i) any Loss resulting from any breach of representation or warranty shall be calculated by disregarding any materiality qualification of any kind contained in any such representation or warranty, including without limitation any Company Material Adverse Effect qualification or Kibbutz Material Adverse Effect limitation and (ii) any and all Losses incurred by any and all Purchaser Indemnified Parties shall be aggregated for the purpose of determining whether the Threshold has been reached.

(ii) Maximum Liability. The maximum liability of the Kibbutz under Section 7.2(a)(ii) and 7.2(a)(iv) to the Purchaser Indemnified Parties shall be equal to $18.0 million (eighteen million U.S. dollars) (the “Initial Maximum Liability Amount”). Notwithstanding the foregoing, the Initial Maximum Liability Amount shall be increased by 100% to $36.0 million (thirty six million U.S. dollars) (the “Final Maximum Liability Amount”) if at any time Shamir Holding shall exercise, under the Shareholders’ Agreement, a Deadlock Put (as such term is defined in the Shareholders Agreement) and a Claim has arisen prior to such exercise and is still pending at the time of such exercise with respect to any matter for which a Purchaser Indemnified Party is entitled to receive indemnification hereunder. The Escrow Amount shall be included in the Initial Maximum Liability Amount and the Final Maximum Liability Amount and shall not, and shall not be deemed to, increase or decrease either such amount.

(iii) Sole Remedy. Except as expressly provided herein, the provisions in this Article VII shall be the sole remedy available to the Purchaser Indemnified Parties under this Agreement (and any certificate issued pursuant to this Agreement).

(iv) No Punitive Damages. Without derogating from the limitations in this Section 7.3, in no event shall the Kibbutz be liable for any punitive damages (except to the extent that any such amounts arise from a third party claim only).

(v) No Non-Party Recourse. No claim may be brought or maintained by any Purchaser Indemnified Party or any of its Affiliates or its respective successors or permitted assigns against any officer, director, employee (present or former), member, or agent of Shamir Holding or the Kibbutz, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or agreements of Shamir Holding or the Kibbutz hereto set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder.

(vi) Insurance Payments and Limitations on Indemnification. In determining the amount of any Losses for which the Purchaser Indemnified Parties are entitled to assert a claim for indemnification hereunder, the amount of any such Losses will be determined after deducting therefrom, net the amount of any insurance proceeds (after giving effect to any applicable deductible or retention and resulting retrospective or other premium adjustment) actually received by such Purchaser Indemnified Parties in respect of such Losses, in each case net of costs and expenses incurred by such Purchaser Indemnified Parties or their Affiliates.

(c) None of the limitations set forth in this Section 7.3 shall apply in respect of any indemnifiable matter set forth in Section 7.2(b).

(d) The Threshold shall not apply in respect of the Specific Indemnifiable Matters, or in respect of any breach by the Kibbutz or the Company, as applicable, of the following representations and warranties: (i) Sections 3.3 (Shamir Holding; Share Capital), 3.6 (No Liabilities) or 3.8 (Certain Costs and Expenses) of this Agreement, and (ii) Section 4.2 (Ownership of Subsidiaries), Section 4.3(a), 4.3(b)(ii) and 4.3(c) (Share Capital), or Section 4.16 (Tax Matters) of the Merger Agreement.

(e) For the purposes of clarity, the amount of Losses, if any, paid or payable to any Purchaser Indemnified Party based on the indemnifiable matters set forth in Section 7.2(b), or based on the Specific Indemnifiable Matters, shall not be reduced based on any disclosure in either the Company Disclosure Schedule or the Kibbutz Disclosure Schedule or otherwise.

(f) Nothing in this Section 7.3, or in any provision of this Agreement, shall or is intended to limit the rights of any party in case of fraud or willful misconduct of any other party or any of their respective officers, directors or employees.

7.4 Escrow; Dividend Payments; Offset. Any payment that the Kibbutz is obligated to make to any Purchaser Indemnified Parties pursuant to Section 7.2(a) and 7.2(b) will be paid (i) first, to the extent there are sufficient funds in the Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Escrow Account within five Business Days after the final determination of the amount of such payment pursuant to and in accordance with this Article VII and the Escrow Agreement, (ii) second, to the extent the Escrow Amount is insufficient to pay any remaining sums due in respect of such indemnity payment, by payment to Essilor of the Dividend Payments (until, if applicable, the Initial Maximum Liability Amount or Final Maximum Liability Amount is reached) as set forth in Section 7.5, and (iii) third, at any time, as an offset (the “Offset”) against any amounts payable to the Kibbutz as a result of the purchase and sale resulting from a Deadlock Put (as such term is defined in the Shareholders Agreement). The Kibbutz shall not be liable to indemnify Essilor for any Losses in respect of Section 7.2(a) and 7.2(b) other than through payments of the Escrow Amount and the Dividend Payments, and as an Offset against any amounts payable to the Kibbutz as a result of the purchase and sale resulting from a Deadlock Put. Within five Business Days following the Expiration Date, the Escrow Amount will be released (to the extent not utilized to pay the Purchaser Indemnified Parties for any indemnification claim) to the Kibbutz in accordance with the terms of the Escrow Agreement, except that an amount will be retained (up to the total amount then held in the Escrow Account) equal to the amount of claims for indemnification under this Article VII asserted prior to the Expiration Date but not yet resolved (“Unresolved Claims”). The Escrow Amount retained for Unresolved Claims will be released (to the extent not utilized to pay the Purchaser Indemnified Parties for any such claims resolved in favor of the Purchaser Indemnified Parties) upon their resolution in accordance with this Article VII and the Escrow Agreement.

7.5 Right to Dividend Payments. Each of the parties hereto agrees that 50% of the annual dividends payable by Shamir Holding to the Kibbutz with respect to any equity interest held by the Kibbutz or any of its Affiliates in Shamir Holding (such 50% amount, the “Dividend Payments”) will be (x) paid to any Purchaser Indemnified Parties to satisfy any obligation of the Kibbutz pursuant to this Article VII that is not paid out of the Escrow Account in accordance with Section 7.4, until all such obligations of the Kibbutz are satisfied, and (y) paid, to the extent that there are any pending unsatisfied Escrow Claims (as defined below), into an escrow account, pursuant to an escrow agreement to be entered into by the parties (and paid or released in accordance with the terms of the escrow agreement), or if no escrow agreement is entered into, set aside by Shamir Holding in a reserved “lock box” interest bearing account, not to be used (including by pledging, granting as security or otherwise encumbering) for any purpose. For the purposes of clarity, the Kibbutz shall be entitled to retain the remaining 50% of the annual dividends payable by Shamir Holding to the Kibbutz with respect to any equity interest held by the Kibbutz or any of its Affiliates in Shamir Holding. For the purposes hereof, an “Escrow Claim” shall mean (i) any Claim directed only against the Purchaser (or any of its Affiliates, other than the Company, or any Purchaser Indemnified Party), and not on the Company, and (ii) any Claim directed against both the Purchaser and the Company but with respect to which the Company has not, within 60 days after the Claim Notice, assumed in writing full responsibility for the Claim and any Losses of the Purchaser, including any costs and expenses payable pursuant to Section 7.7(f). If required, the Purchaser and the Kibbutz will cause the Company to assume liability for any such Claim.

7.6 Notification of Claims. If the Purchaser shall have a claim under Section 7.1, the Purchaser shall promptly give notice to the Kibbutz of the claim (the “Claim Notice”), specifying whether such claim is based on a third party claim (directed against the Purchaser, any Purchaser Indemnified Party or the Company) (a “Third Party Claim”), or based on a claim that is not a Third Party Claim (a “Direct Claim”, and with a Third Party Claim, a “Claim”). The Claim Notice shall specify with reasonable detail the nature of the Third Party Claim or the Claim (to the extent that the information is known) including (i) the factual basis for the Claim, and the provisions of the Agreement, or of any applicable Law, relied upon in making the Claim, and (ii) a breakdown of Losses included in the Claim, the basis for any anticipated liability, and to the extent computable, the computation of the amount to which the Purchaser claims to be entitled.

7.7 Procedure for Indemnification by the Kibbutz.

(a) Following receipt of a Claim Notice with respect to a Direct Claim, the Kibbutz shall have 30 days to make such investigation of the Direct Claim as it considers necessary or desirable. For the purpose of such investigation, the Purchaser shall make available to the Kibbutz the information relied upon by the Purchaser to substantiate the Direct Claim. If the Purchaser and the Kibbutz agree on or prior to the expiration of such 30-day period (or any extension thereof agreed upon by the Purchaser and the Kibbutz), as to the amount to be paid to the Purchaser under the Claim Notice, the Kibbutz shall pay or cause to be paid the amount of such liability to the Purchaser in accordance with the provisions of this Agreement or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. If requested by the Kibbutz, the Purchaser and the Kibbutz shall promptly prepare and sign a memorandum setting forth their agreement. If the Purchaser and the Kibbutz do not agree within such period (or within any mutually agreed extension thereof), the Purchaser shall be entitled to bring any action to enforce its rights.

(b) The Company shall be responsible for defending any Third Party Claim that is directed against the Company and, unless mutually agreed by both the Kibbutz and the Purchaser, the defense of such Third Party Claim shall not be assumed by the Kibbutz or the Purchaser, provided that each of the Kibbutz and the Purchaser shall have the right, at its own expense, to participate in the defense, settlement and negotiation of a Third Party Claim that is directed solely against the Company.

(c) For any Third Party Claim against the Purchaser, the Purchaser shall have the right to conduct and control, through counsel of its own choosing, any legal action or other claim, but the Kibbutz shall be entitled, at its own expense, to participate in the negotiation, settlement or defense of such Third Party Claim.

(d) Neither Purchaser nor the Kibbutz shall (i) settle, compromise or pay any Third Party Claim except with the prior written consent of the other party (which consent shall not be unreasonably delayed or withheld), or (ii) permit any right of appeal in respect of any Third Party Claim to terminate without giving the other party sufficient notice thereof and an opportunity to contest such Third Party Claim. In addition, the Kibbutz and the Purchaser agree to cause the Company not to settle, compromise or pay any Third Party Claim directed against it except with the prior written consent of both the Kibbutz and the Purchaser (which consent shall not be unreasonably delayed or withheld).

(e) The Purchaser and the Kibbutz shall cooperate fully with each other with respect to any Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself or herself informed of and be prepared to discuss the Third Party Claim with his or her counterpart and with legal counsel at all reasonable times.

(f) Indemnification hereunder with respect to any Claim shall be payable upon: (i) the resolution of such Claim by mutual agreement between the Kibbutz and the Purchaser; (ii)the issuance of a definitive order from a Governmental Authority or a judgment, award, order or other ruling (whether or not subject to appeal) by a court or arbitral tribunal having jurisdiction over the parties or the subject matter of such Claim or to which such Claim was submitted for resolution by joint agreement between the Kibbutz and the Purchaser; or (iii) the final settlement of the Third Party Claim; provided, however, that the Purchaser shall be entitled to be paid by the Kibbutz for all reasonable costs and expenses in defending any Third Party Claim at the time that such costs and expenses are incurred (but solely and exclusively out of the Escrow Amount, the Dividend Payments and the Offset); provided, further that if the

Third Party Claim is directed against both the Purchaser (or any of its Affiliates, other than the Company, or any Purchaser Indemnified Party) and the Company, and the Purchaser has incurred costs and expenses for which no Escrow Amount, Dividend Payments or Offset is available, the Company shall advance such costs and expenses to the Purchaser until such time as the Dividend Payments or the Offset (as applicable) become available.

(g) At the Purchaser’s sole discretion, and without prejudice to the Purchaser’s right to pursue any other remedy in law or equity, the Purchaser may refer any dispute hereunder to the Special Operating Committee (as defined in the Shareholders Agreement) for consideration, review and issuance of a non-binding recommendation. The Special Operating Committee shall issue its non-binding recommendation within 30 days after submission of the question or, if it is unable to reach a recommendation, shall inform the parties that it is unable to reach a recommendation. Referral of a dispute to the Special Operating Committee shall not affect any other provision of this Section 7.7.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement shall be terminated, and the transactions contemplated hereby abandoned, if at any time prior to the Closing the Merger Agreement is terminated in accordance with its terms.

8.2 Effect of Termination. Except for this Section 8.2 and Articles VII and IX which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect and all obligations of the parties hereto shall terminate and there shall be no liability or obligation of any party hereto; provided, however, that nothing herein shall relieve any party hereto from any liability for its breach of any representation, warranty, covenant or agreement under this Agreement prior to such termination.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments. This Agreement may be amended, modified or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the parties hereto.

9.2 Assignment. The Purchaser shall be entitled to assign its rights and obligations hereunder to one or more of its Affiliates that agree to assume the Purchaser’s obligations hereunder; provided, however, that the Purchaser shall remain obligated to perform its obligations hereunder to the extent not performed, or unable to be performed, by such Affiliate(s). This Agreement and the rights and obligations hereunder shall not be otherwise assigned, delegated or otherwise transferred (whether by operation of law, by contract or otherwise) without the prior written consent of the other party hereto. Any attempted assignment, delegation or transfer in violation of this Section 9.2 shall be void and of no force or effect.

9.3 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Counterparts. This Agreement may be executed in two or more counterparts (including by fax or electronic scan, such as pdf), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by fax or electronic scan, such as pdf) to the other parties.

9.5 Entire Agreement. This Agreement (including the recitals and the Exhibits and Schedules attached hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement of the parties hereto in respect of the subject matter hereof and thereof, and supersede all prior agreements or understandings among the parties hereto in respect of the subject matter hereof and thereof.

9.6 Expenses. All Costs and Expenses incurred or required to be incurred by any of the Kibbutz or Shamir Holding in connection with the authorization, negotiation and execution of this Agreement shall be paid or reimbursed to Shamir Holding by the Kibbutz prior to the Closing. All Costs and Expenses incurred or required to be incurred by Essilor in connection with the authorization, negotiation and execution of this Agreement shall be paid by Essilor.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without regard to its rules of conflicts of laws.

9.8 Jurisdiction. The competent courts of Tel Aviv shall have exclusive jurisdiction upon any dispute arising hereunder and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within, or without, the jurisdiction of such court.

9.9 Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered in the manner and with the effect specified in Section 9.6 of the Merger Agreement.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.11 Third-Party Beneficiaries. Other than as expressly provided herein, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any other Person any rights or remedies under of by reason of this Agreement or the transactions contemplated hereby.

9.12 Waiver. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise. No delay, forbearance or neglect by any party, whether in one or more instances, in the exercise of any right, power, privilege or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

9.13 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SHAMIR HOLDING, A.C.S.

By:	/s/ Uzi Tzur /s/ Efrat Cohen
Name:
Title:

KIBBUTZ SHAMIR, A.C.S.

By:	/s/ Uzi Tzur /s/ Efrat Cohen
Name:
Title:

ESSILOR INTERNATIONAL, S.A.

By:	/s/ Carol Xueref
Name:
Title:

Exhibit A

Legal Opinion (re purchase and sale of shares)

Schedule 1

Specific Indemnifiable Matters

Zeiss

Description: The Company received notice from Carl Zeiss Vision Inc. (“Zeiss”) on September [    ], 2003 asserting a claim of patent infringement relating to lenses. The Company denies any such infringement. Zeiss is seeking a flat fee payment in addition to royalties on products sold. Zeiss and Shamir Optical Industries entered into an Agreement of Confidential and Proprietary Information dated February 4, 2010 (the “Agreement”), which expires 2 years from the date of the Agreement, if not terminated sooner by either party, but which is not related to the above-mentioned 2003 letter and is not in settlement of the claim of patent infringement alleged by Zeiss in 2003. It only provides that the parties intend to explore possible business collaborations, including with respect to “Teflon AR coating, joint laboratory ventures, contract manufacturing, promoting eyeside freeform and customized lenses, OEM product opportunities, co-development of products and other areas of potential interest.”

Survival of indemnity: until the applicable Zeiss patents expire.

Inray

Commencing January 2008, the Company received correspondence from the Technion Institute for Research and Development Ltd. (“Technion”), a co-shareholder together with the Company and the other two co-shareholders of Inray ( Profs. Wilensky and Rubenstein) in Inray Ltd. (“Inray”) alleging that technology owned by Inray was being improperly used by the Company, and that the Company had made improper use of the Technion’s name. Commencing as of February 2010, the Technion and the Profs. Wilensky and Rubenstein exchanged correspondence with the Company regarding alleged dysfunctional operation of board of directors and shareholder functions in Inray. This dispute appears to be an outgrowth of the more fundamental dispute over the operation and activities of Inray. The parties are currently in mediation proceedings and are also trying to resolve their differences by means outside of the mediation proceedings.

Survival of indemnity: Until final judgment on the claims raised, and thereafter (if longer) until the expiration of the representations and warranties related to Intellectual Property.